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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  ALPHARMA INC.

         Pursuant to Section 242 of the Delaware Corporation Law of the State of Delaware, the undersigned, being the Secretary of Alpharma Inc., a Delaware corporation (the "Corporation") does hereby certify the following:

         FIRST:   The name of the Corporation is Alpharma Inc.

         SECOND: The original Certificate of Incorporation was filed with the Secretary of State of Delaware on September 6, 1983.

         THIRD: The Certificate of Incorporation is hereby amended to effect a change in Article Fourth hereof, relating to the shares of stock of the Corporation, accordingly the first paragraph of Article Fourth of the Certificate of Incorporation shall be amended as follows:

                                 ARTICLE FOURTH

         FOURTH: The total number of shares which the Corporation shall have authority to issue shall be 65,500,00 shares, divided into three classes, namely: 500,000 shares of Preferred Stock of the par value of $1.00 per share; 50,000,000 shares of Class A Common Stock of the par value of $.20; and 15,000,000 shares of Class B Common Stock of the par value of $.20.

         FOURTH: The amendment of the Certificate of Incorporation of the Corporation effected hereby was approved by the Board of Directors of the Corporation, which declared its advisability to the stockholders and, thereafter, the holders of a majority of the outstanding shares of common stock, namely, the holders of Class A Common Stock and Class B Common Stock voting together as a single class duly approved said amendment.


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         FIFTH:  The amendment reflected herein only amends the first paragraph of Article Fourth and the remainder of Article Fourth and other provisions of the Certificate of Incorporation remain unaffected.

         IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, as his act and deed and the act and deed of Alpharma Inc. on this 2nd day of July, 1999.

                                                     Alpharma Inc.

                                                     By: /s/ ROBERT F. WROBELL
                                                        ------------------------
                                                     Name:  Robert F. Wrobel
                                                     Title: Secretary